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                                                                    EXHIBIT 10.5

                               PARK `N VIEW, INC.

                             11711 N.W. 39th Street
                          Coral Springs, Florida 33065

                                  March 3, 1999


Mr. Bob May
11711 N.W. 39th Street
Coral Springs, Florida 33065

Re:      Matters Related to Options Granted by Park `N View, Inc.

Dear Bob:

         In connection with your employment by Park `N View, Inc. (the "Company"), the Company granted to you, effective as of March 3, 1999, options to purchase up to 567,038 shares of the Company's Common Stock. This letter clarifies certain circumstances under which the Company will grant to you options to purchase additional shares of the Company's Common Stock.

         In the event of an Equity Financing (as defined below) (or a series of Equity Financings) by the Company in an aggregate amount up to $20,000,000 closed at any time after March 1, 1999, but on or before February 29, 2000, the Company will grant to you additional options to purchase shares of the Company's Common Stock such that, immediately following any such grant of additional options to you, you will hold options to purchase an aggregate of up to five percent (5%) of the Post-Financing Common Stock (including those previously issued to you). For the purposes of this letter, the term "Post-Financing Common Stock" will mean (i) the sum of (A) the issued and outstanding Common Stock of the Company on a fully diluted basis, as of the date of this letter, plus (B) the number of shares of Common Stock issued (on an as-exercised, as converted basis) in the Equity Financing(s), less (ii) any securities issued or issuable pursuant to any adjustment to the number of shares issuable upon conversion of the Company's securities pursuant to the terms of such securities at any time after the date of this letter.

         For the purposes of this letter, the term "Equity Financing" will mean any sale of Common Stock (other than "Permitted Stock" (as defined below)) or Common Stock warrants, rights or other securities convertible into Common Stock in return for cash. For the purposes of this letter, the term "Permitted Stock" will include (i) any grant of options to the Company's officers,



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directors, employees and/or consultants to purchase shares of the Company's
Common Stock, (ii) any grant to strategic partners (for example, TA, Pilot, Petro or others) of warrants or other rights to purchase shares of the Company's Common Stock, and (iii) any shares of Common Stock distributed in connection with a stock dividend, stock split, recapitalization or other similar transaction (which the terms of your option award agreement already cover).

         Please sign below as indicated to acknowledge your agreement with the terms outlined in this letter. If you have any questions or comments, please call at your convenience.

                                                     Sincerely,

                                                     PARK `N VIEW, INC.


                                                     By: /s/ Ian Williams
                                                        ------------------------
                                                        Ian Williams


ACKNOWLEDGED AND AGREED:


/s/ Robert P. May
------------------------
Bob May


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